                                                                     EXHIBIT 5.2



                               December 13, 2004

                                Legal Department


Vanguard Health Holding Company I, LLC
Vanguard Holding Company I, Inc.
Vanguard Health Holding Company II, LLC
Vanguard Holding Company II, Inc.
20 Burton Hills Blvd., Suite 100
Nashville, Tennessee 37215

Ladies and Gentlemen:

      I am General Counsel to Vanguard Health Holding Company I, LLC, a limited liability company organized under the laws of Delaware ("VHS Holdco I"), Vanguard Holding Company I, Inc., a Delaware corporation (the "Discount Notes Co-issuer" and together with VHS Holdco I, the "Discount Notes Issuers"), Vanguard Health Holding Company II, LLC, a limited liability company organized under the laws of Delaware ("VHS Holdco II"), and Vanguard Holding Company II, Inc., a Delaware corporation (the "Subordinated Notes Co-issuer" and together with VHS Holdco II, the "Subordinated Notes Issuers" and collectively with the Discount Notes Issuers, the "Issuers"), Vanguard Health Systems, Inc. ("Vanguard"), a Delaware corporation, certain subsidiaries of VHS Holdco II named on Annex I hereto (the "Annex I Guarantors") and certain subsidiaries of VHS Holdco II named on Annex II hereto (the "Annex II Guarantors" and collectively with the Annex I Guarantors, the "Subsidiary Guarantors") in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Issuers, the Subsidiary Guarantors and Vanguard with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, relating to the issuance by the Discount Notes Issuers of $216,000,000 aggregate principal amount at maturity of 11-1/4% Senior Discount Notes due 2015 (the "Discount Exchange Notes") and relating to the issuance by the Subordinated Notes Issuers of $575,000,000 aggregate principal amount of 9% Senior Subordinated Notes due 2014 (the "Subordinated Exchange Notes") and the issuance by Vanguard of the guarantee with respect to the Discount Exchange Notes and the issuance by Vanguard, VHS Holdco I and the Subsidiary Guarantors of the guarantees (the "Subordinated Notes Guarantees") with respect to the Subordinated Exchange Notes. The Subordinated Exchange Notes and the Subordinated Notes Guarantees will be issued under an indenture dated as of September 23, 2004 (the "Original Indenture") among the Subordinated Notes Issuers, the Subordinated Notes Guarantors and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of November 5, 2004 (the "Supplemental Indenture" and together with the Original Indenture, the "Subordinated Notes Indenture"). The Subordinated Exchange Notes will be offered by the Subordinated Notes Issuers in exchange for $575,000,000 aggregate principal amount of their outstanding 9% Senior Subordinated Notes due 2014 (the "Subordinated Notes").

      I have examined the Registration Statement and the Subordinated Notes Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. I also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as I have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers, the Subsidiary Guarantors and Vanguard.

      In rendering the opinions set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. I also have assumed that the Subordinated Notes Indenture is a valid and legally binding obligation of the Trustee.

      I am admitted to the bar of the States of New York and Tennessee and I express no opinion as to the laws of any other jurisdiction other than the laws of the United States of America, except with respect to the opinions set forth below I have investigated such questions of law in such other jurisdictions as I have deemed appropriate.

      Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that:

            1. Each of the Annex II Guarantors has duly authorized, executed and delivered the Subordinated Notes Indenture.

            2. The execution, delivery and performance by the Annex II Guarantors of the Subordinated Notes Indenture (including the Subordinated Notes Guarantees set forth therein) do not and will not violate the law of the respective jurisdictions in which each of them is incorporated, organized or formed, as applicable, or any other applicable law.

      I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement.

                                    Very truly yours,

                                    /s/ Ronald P. Soltman

                                    Ronald P. Soltman
                                    General Counsel

                                                                         Annex I


                             Annex I Guarantors

Name of Entity                                      Jurisdiction of Organization
--------------                                      ----------------------------
1.   Hospital Development Company of West Phoenix,  Delaware
     Inc.
2.   MacNeal Medical Records, Inc.                  Delaware
3.   The Anaheim VHS Limited Partnership            Delaware
4.   The Huntington Beach VHS Limited Partnership   Delaware
5.   The VHS Arizona Imaging Centers Limited        Delaware
     Partnership
6.   Vanguard Health Management, Inc.               Delaware
7.   VHS Acquisition Corporation                    Delaware
8.   VHS Acquisition Subsidiary Number 1, Inc.      Delaware
9.   VHS Acquisition Subsidiary Number 2, Inc.      Delaware
10.  VHS Acquisition Subsidiary Number 4, Inc.      Delaware
11.  VHS Acquisition Subsidiary Number 5, Inc.      Delaware
12.  VHS Acquisition Subsidiary Number 7, Inc.      Delaware
13.  VHS Acquisition Subsidiary Number 8, Inc.      Delaware
14.  VHS Acquisition Subsidiary Number 9, Inc.      Delaware
15.  VHS Genesis Labs, Inc.                         Delaware
16.  VHS Holding Company, Inc.                      Delaware
17.  VHS Imaging Centers, Inc.                      Delaware
18.  VHS of Anaheim, Inc.                           Delaware
19.  VHS of Arrowhead, Inc.                         Delaware
20.  VHS of Huntington Beach, Inc.                  Delaware
21.  VHS of Illinois, Inc.                          Delaware
22.  VHS of Orange County, Inc.                     Delaware
23.  VHS of Phoenix, Inc.                           Delaware
24.  VHS of South Phoenix, Inc.                     Delaware
25.  VHS Outpatient Clinics, Inc.                   Delaware
26.  VHS San Antonio Partners, L.P.                 Delaware

                                                                        Annex II


                            Annex II Guarantors

Name of Entity                                      Jurisdiction of Organization
--------------                                      ----------------------------
1.   Healthcare Compliance, L.L.C.                  District of Columbia
2.   MacNeal Health Providers, Inc.                 Illinois
3.   MacNeal Management Services, Inc.              Illinois
4.   Midwest Claims Processing, Inc.                Illinois
5.   Pros Temporary Staffing, Inc.                  Illinois
6.   Vanguard Health Financial Company, Inc.        Tennessee
7.   Watermark Physician Services, Inc.             Illinois